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Citi Trends, Inc.
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CITI TRENDS, INC. SENDS SECOND LETTER TO STOCKHOLDERS REGARDING

UPCOMING ANNUAL MEETING

Contrasts Relevant Skills and Experience of Directors with those of Macellum submitted nominees

Highlights Macellum’s Distorted Financial Analyses, Misleading Comparisons and False Assumptions

Recommends Stockholders Vote on the BLUE Proxy Card “FOR” each of

Citi Trends’ Highly Qualified and Experienced Directors

SAVANNAH, GA (April 25, 2017) — Citi Trends, Inc. (“Citi Trends” or the “Company”) (NASDAQ:CTRN) announced today that it has sent a second letter to stockholders in connection with the Company’s Annual Meeting of Stockholders, to be held on May 24, 2017. The Citi Trends Board of Directors unanimously recommends that stockholders vote the BLUE proxy card today FOR each of the Company’s three highly qualified and experienced director nominees: Barbara Levy, Lawrence E. Hyatt and R. Edward Anderson.

The full text of the letter follows:

VOTE FOR ALL OF THE CITI TRENDS DIRECTOR NOMINEES
ON THE BLUE PROXY CARD TODAY

April 25, 2017

Dear Fellow Stockholders:

Your vote at this year’s Annual Meeting of Stockholders on May 24th is critically important. Citi Trends has the right Directors and strategic initiatives in place to drive sustained growth, profitability and value for all stockholders. As such, we urge you to protect the value of your investment by voting today by telephone, online or by signing and dating the enclosed BLUE proxy card “FOR” ALL THREE of Citi Trends’ highly qualified incumbent director nominees: Barbara Levy, Lawrence E. Hyatt, and your Executive Chairman, R. Edward Anderson.

As you may know, Macellum Advisors GP, LLC, and certain affiliated entities (collectively, “Macellum”), has nominated two individuals in opposition to two of the Company’s three incumbent director nominees. Macellum, which owns 3.92% of the Company’s outstanding common stock, has attempted to solicit your vote through a campaign replete with distorted analyses, misleading statements, and a number of unfounded allegations that are simply not borne out by the truth.

Most recently, Macellum made baseless and speculative comments about former Citi Trends CEO Mr. Mazzola’s recent departure to pursue a new opportunity. The firm questioned whether or not the decision resulted from “frustration” with the current Board and Mr. Anderson, and in doing so erroneously downplayed Mr. Mazzola’s new role at, and the size of, the company he joined. Mr. Mazzola publicly set the record straight, stating “my departure was not acrimonious and that I unequivocally support the Citi Trends board and management team.”

Citi Trends stockholders should ignore Macellum’s attempts to distort the facts. The motivations behind publically making these reckless assumptions, which Mr. Mazzola definitively dismissed, become even more suspect when you consider that Macellum did not once reach out to Mr. Mazzola in an effort to better understand the nature of the transition.

In another distortion of the facts, Macellum claimed that the  “The Board Had No Intention of Settling with Us” when in fact the Board made five attempts to settle with Macellum and agreed to appoint two qualified independent and mutually agreed upon individuals from a list of names provided by Macellum. It was Macellum that was not interested in settling because it demanded that Duskin be put on our board — making it clear that this proxy contest is all about him — not creating stockholder value.

Against this backdrop, we ask that you fully consider the facts and ignore the fake narrative advanced by Macellum in determining how to cast your vote.

DESPITE DRAMATIC CHANGES IN FASHION PREFERENCE, YOUR BOARD HAS DELIVERED SUPERIOR TOTAL RETURNS

Citi Trends has evolved through three distinct phases as a company since its initial public offering on May 17, 2005 — first, the rise of urban brands, followed by the decline of urban brands, and finally, positioning itself as an urban fashion, off-price retailer with offerings in both apparel and non-apparel.

Success with Urban Brands

Originally, the Company executed a highly successful strategy that capitalized on the popularity of urban apparel brands. Merchandise decisions were informed by, and the Company’s product assortment reflected, the considerable demand for brands like RocaWear and Apple Bottoms. Fueled by robust urban brand sales, Citi Trends generated a Total Stockholder Return (TSR) of 76% from the IPO through the end of 2009.

Urban Brands’ Decline

A sudden and rapid decline in the fashion relevance of these urban brands with Citi Trends’ core customer base brought about a new period in the Company’s corporate history. From January 2010 to December 2011, Citi Trends experienced a significant downturn in its business. As urban brands had comprised nearly 50% of our merchandise offerings at that time, the swift shift in consumer sentiment negatively impacted a number of the Company’s financial metrics. The industry wide decline of urban brands, which had previously driven the rapid growth of Citi Trends and many other specialty apparel retailers, led to a Company TSR of negative -68% for this two year period.

Citi Trends’ Decisive and Successful Pivot

Faced with the challenge of quickly and effectively adapting to the changing external environment, your Board took decisive action to both de-emphasize branded apparel and expand complementary product lines. This began the current, third phase of the Company’s history in January 2012. While many retail peers and urban apparel brands succumbed to the economic trends and shifting fashion tastes of the day, your Board successfully brought about key merchandising changes that continue to bear fruit. Had your Board not acted decisively, Citi Trends may have met a similar fate as retailers and brands that did not alter course, such as Payless (bankrupt in 2017), PacSun (bankrupt in 2016) and Aeropostale (bankrupt in 2016).

The Company’s new positioning as an urban fashion, off-price retailer with offerings in both apparel and non-apparel has generated significant momentum. Under the leadership of Executive Chairman and incumbent director nominee Mr. Anderson, Citi Trends rejuvenated its comparable store sales, gross margins and EBITDA levels. This has led to the best period yet for our stockholders, with the Company generating a TSR of over 99% from the beginning of 2012 until present.

CITI TRENDS IN 2005 VS. 2017: DIFFERENT BUSINESS, MERCHANDISE AND STRATEGY

Your Board has proactively managed out of a declining business, and its new strategy is driving substantially improved performance. Given changes in the retail environment, the branded urban apparel market and Citi Trends’ business model, it is far less relevant to compare our business today to that of ten years ago. As such, Macellum’s insistence on gauging Citi Trends’ current success solely in relation to its financial results from prior to the 2012 turnaround and strategic shift is curious. The firm’s allegations of ‘cherry picking’ the timing of our comparisons for the sake of performance is patently false: as outlined above, the Company’s initial success, broader industry downturn, and subsequent transformation provide natural delineations of three distinct phases in the Company’s history.

Macellum has attempted to advance a self-serving, false narrative that misrepresents the Company’s financial position and neglects the transformative action undertaken by your Board. We can only conclude that this line of attack from Macellum is either disingenuous or indicative of the firm’s troubling ignorance of Citi Trends’ new positioning, merchandise categories, and product margins.

Regardless of the true motivation behind Macellum’s factually inaccurate depiction of Citi Trends’ history, the reality is that the 2012 transformation has enabled the Company to survive, evolve and outperform its peers over the subsequent five years. The merchandising strategy responsible for this success was designed, implemented and currently overseen by your Board. Do not let Macellum’s nominees disrupt this process, vote FOR ALL of the Citi Trends Director nominees on the BLUE proxy card today.

YOUR BOARD HAS A TRACK RECORD OF RETURNING CAPITAL TO STOCKHOLDERS AND ANNOUNCED PLANS TO RETURN $30 MILLION OVER THE NEXT 12 MONTHS

As part of the successful strategic pivot orchestrated in 2012, the Board’s focus on cutting capital expenditures and conserving cash successfully restored the Company’s profitability, growth and stability to levels that warranted a prudent return to Company stockholders. Thus, in 2015, your Board announced and successfully completed a $15 million repurchase program and instituted a regular quarterly dividend.

This year, your Board announced an expanded capital return program, which aims to return approximately $30 million to stockholders over next 12 months, in the form of a 33% quarterly dividend increase and a new share repurchase program of up to $25 million. These actions are a continuation of the 2015 decision to return cash to stockholders and a consequence of the Board’s ongoing disciplined and responsible fiscal stewardship, not Macellum’s recently launched and unfocused dissident campaign.  The Board’s actions are a result of the Company’s strategic plan being on the right track.

The fact that your Board authorized a buyback and quarterly dividend in 2015, well before this contested election, refutes Macellum’s false claim that “the Board was previously resistant to returning capital to stockholders until we came along.” In reality, your Board regularly evaluates the Company’s balance sheet, in which share repurchases and dividend programs are weighed against a bevy of other operational and structural considerations that would necessitate liquidity. Having generated a cumulative total of $145.3 million of cash flow from operations and $74.9 million of free cash flow after capital expenditures from 2012-2016 as part of its strategic turnaround, we are committed to thoughtfully and appropriately returning excess capital to stockholders while maintaining the financial flexibility required to grow our business.

Macellum, on the other hand, does not appear to have reached a definitive conclusion regarding how they wish to critique our 2017 capital return program. In their most recent public communication, Macellum questions the timing of the program while simultaneously criticizing the dollar amount of the program as too low AND attempting to take credit for the announcement. Unfortunately, the inconsistent, haphazard nature of Macellum’s attacks are not limited to this single domain.

MACELLUM’S DISTORTED FINANCIAL ANALYSES AND COMPARISONS FAIL TO CAPTURE THE TURNAROUND THAT THE BOARD HAS ENGINEERED

Macellum’s three separate attempts at defining a peer group and time periods to measure our results demonstrate a lack of understanding of the business and the industry. The firm’s misleading claims regarding our stock price and operating performance are based on distorted comparisons rather than truly representative peers of the Company.

One of the various irrelevant peer groups that Macellum attempts to compare Citi Trends with is the S&P 500 Retailing Index, which includes 32 of the world’s largest integrated retailers that have an average market cap of $40 billion. Rather than comparing Citi Trends to companies like Amazon and Best Buy, a more relevant benchmark would be the S&P 600 Retailing Index, which is comprised of 42, mostly brick and mortar, retailers that have an average market cap of $900 million.

Macellum has hand selected TJX, Ross Stores and Burlington to compare with Citi Trends, even though these three companies have more diversified business models, broader geographic coverage and sales figures that are on average 25,000% larger than ours. In addition to the immense size disparity, almost 50% of Macellum’s further revised peer group consists of non-apparel retailers like Big Lots and Ollie’s or premium/luxury companies such as Kate Spade and lululemon.

In evaluating our performance, Macellum’s conclusion that the Company “has not taken full advantage of the significant opportunities to increase its profitability” is demonstrably false. In addition to making distorted comparisons in an attempt to illustrate its claim, Macellum conveniently omits that seismic shifts in the apparel industry created tremendous obstacles to the Company’s survival.

If the 99% TSR generated by Citi Trends’ since 2012 is characterized by Macellum as a company that “has not taken full advantage of the significant opportunities to increase its profitability”, we are curious as to how they would describe the 2015 bankruptcy at The Wet Seal, where Mr. Duskin had served as a director.

MACELLUM: REFUSED SETTLEMENT OFFERS, DEMANDED MR. DUSKIN’S APPOINTMENT TO BOARD

Macellum has attempted to portray itself as amenable to a constructive settlement outcome, but the truth is that the firm has rejected every offer provided by the Company that would have allowed for potential Board appointments for two individuals provided by Macellum after a routine vetting process. Instead, Mr. Duskin insisted that any settlement must include him being appointed to the Board.

Citi Trends has sought to avoid a disruptive contested election process by acting reasonably and providing Macellum with numerous proposed settlement offers over the past couple of months that, following appropriate interviews and vetting, could have led to Board appointments for two individuals provided by Macellum prior to the annual meeting. Macellum rejected each of these offers because it insisted that any settlement must include Mr. Duskin as a Board member. These half-hearted negotiations clearly highlight where Mr. Duskin’s true interests lie: he has prioritized serving as a member of your Board above and beyond any other concern, such as enhancing value for Citi Trends’ stockholders or avoiding a costly, disruptive proxy contest.

This attempt by Macellum to suggest that the Board does not value constructive conversations with stockholder or investor feedback is at odds with the facts. In reality, your Board reaches out to and engages with its stockholders on various topics, including corporate governance, compensation, performance, strategy and other matters. The recent decisions to appoint a lead independent director, implement a clawback and anti-hedging policies and propose the majority voting requirement for directors in uncontested elections at the upcoming annual meeting were informed by our stockholders’ view on the Company’s policies and practices and your Board’s commitment to good corporate governance.

While naming Mr. Duskin a Director may have allowed Citi Trends to avoid a costly and protracted campaign with Macellum, your Board considered Mr. Duskin’s poor history as a retail company director and his track record of value destruction, which rendered him unqualified to help oversee your investment.

MACELLUM WOULD REPLACE TWO OF YOUR QUALIFIED DIRECTORS WITH INDIVIDUALS WHO WOULD ADD NO INCREMENTAL VALUE TO OUR BOARD

Despite claiming to be a “retail expert”, Mr. Duskin has no retail operating experience whatsoever. Furthermore, relevant to Citi Trends, he has no understanding of the off-price or urban fashion market. Most importantly, he has repeatedly destroyed stockholder value as a Director

•                                          Elected to Christopher & Banks board as a result of a proxy contest — stockholders have lost almost 40% since Mr. Duskin joined the board

•                                          Resigned from Whitehall Jewelers board weeks prior to the company’s declaring bankruptcy

•                                          At least two private retail companies, KB Toys and Plvtz (holding company of Levitz Furniture) were liquidated while Mr. Duskin’s fund was owner and he served as director

Do not let Citi Trends become yet another case study in illustrating Mr. Duskin’s propensity to destroy value at companies where he serves as a director. Vote FOR ALL Citi Trends Directors on the BLUE card today.

Macellum’s second nominee, Paul Metcalf, has extremely limited public company management experience, no experience within the urban fashion market and, most relevant given the position he seeks, no previous public company board experience.  Citi Trends has reviewed Mr. Metcalf’s background and qualifications and does not believe he would be a valuable addition to your Board.

CITI TRENDS: RIGHT LEADERSHIP AND RIGHT STRATEGY IN PLACE TO INCREASE STOCKHOLDER VALUE

Together, Macellum’s nominees have yet to articulate a strategic view regarding how to create stockholder value at Citi Trends. Compare and contrast this with your Board, who has delivered superior 3- and 5-year TSR as compared to our peers and our sector benchmark, all amid a difficult environment for small-cap specialty apparel retailers.

As our turnaround progressed, we have refreshed your Board with new, highly-qualified independent directors. Macellum’s nominees offer no relevant experience, skills or perspectives — let alone the perspective of a long-term, significant stockholder — that are not already well-represented in the boardroom.

Your Company has a strong, deep management team, led by acting CEO Bruce Smith and newly-appointed General Merchandise Managers Brian Lattman and Christina Short. Both Mr. Lattman and Ms. Short have enjoyed successful careers in relevant sectors of specialty retail, and they will play key roles in advancing our strategic initiatives to increase sales of ladies apparel, enhance merchandise planning, expand non-apparel categories and open new stores with high returns on capital.

Your Company’s strategy is working but it requires careful stewardship by a highly qualified Board and management team — stewardship that is now at risk.

PROTECT THE VALUE OF YOUR INVESTMENT IN CITI TRENDS:

VOTE THE BLUE PROXY CARD TODAY

Don’t allow Macellum’s nominees to replace your talented directors. Both incumbent nominees played pivotal roles in the design and implementation of the turnaround plan, and as Executive Chairman, Mr. Anderson’s intimate knowledge of the Company’s operations make him an invaluable participant in the process to select a permanent CEO. Your Board members possess superb skillsets in retail operations (including merchandising / off-price experience), strategic leadership, as well as finance / accounting: all domains that are highly relevant to Citi Trends and the industry in which we operate.

We believe Citi Trends stockholders can protect the value of their investment by voting today “FOR” ALL of our experienced and highly qualified director nominees on the BLUE proxy card: Barbara Levy, Lawrence E. Hyatt, and R. Edward Anderson.

Your vote is extremely important, no matter how many or how few shares you own. We urge you to vote today by telephone, online or by signing and dating the enclosed BLUE proxy card and returning it in the postage-paid envelope. If you have previously returned a White proxy card you received from Macellum, you have every right to change your vote by using the BLUE proxy card to support the Citi Trends Board. Only your latest dated validly executed proxy card will count. Please do not send back any White proxy cards, even to vote against the Macellum nominees, as doing so may cancel out any votes “FOR” the Citi Trends Board.

If you have any questions or need assistance voting, please call Okapi Partners LLC, our proxy solicitor, at (212) 297-0720 or toll-free at (877) 566-1922.

We are extremely honored to serve on behalf of you, our stockholders. Your Board and management team are committed to acting responsibly and to maximizing the value of your investment.

On behalf of the Board, thank you for your continued support.

Very truly yours,

The Citi Trends Board

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family. The Company operates 538 stores located in 31 states. Citi Trends’ website address is www.cititrends.com. CTRN-G

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial results and position, business policy and plans, objectives of management for future operations and our intentions and ability to pay dividends and complete any share repurchases, are forward-looking statements that are subject to material risks and uncertainties. The words “believe,” “may,” “could,” “plans,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in Citi Trends filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth risks, consumer spending patterns, competition within the industry, competition in our markets, the ability to anticipate and respond to fashion trends and the outcome of our current proxy fight and any other actions of activist stockholders. Any forward-looking statements by the Company with respect to the Company’s intention to declare and pay dividends, repurchase shares pursuant to the share repurchase program, or otherwise, are intended to speak only as of the date such statements are made. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Important Additional Information

Citi Trends, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Citi Trends stockholders in connection with the matters to be considered at Citi Trends’ 2017 Annual Meeting to be held on May 24, 2017. On April 3, 2017, Citi Trends filed a definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Citi Trends stockholders. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING BLUE PROXY CARD WITH RESPECT TO THE 2017 ANNUAL MEETING, AND OTHER DOCUMENTS FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement and other materials to be filed with the SEC in connection with Citi Trends’ 2017 Annual Meeting. Stockholders may obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Citi Trends with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.cititrends.com.

Media Contact:

Phil Denning, ICR

646-277-1258

phil.denning@icrinc.com

Investor Contact:

Bruce Goldfarb, Chuck Garske and Teresa Huang

Okapi Partners

212-297-0720